SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549



                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d)
               OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report: (Date of earliest event reported) October 17, 1995



                      CORNING INCORPORATED
     (Exact name of registrant as specified in its charter)



New York                                1-3247        16-0393470
(State or other jurisdiction            (Commission   (I.R.S Employer
of incorporation)                       File Number)  Identification No.)



One Riverfront Plaza, Corning, New York                          14831
(Address of principal executive offices)                         (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

Attached for filing as an exhibit hereto is the item listed in "Item 7
- Financial Statements, Pro Forma Financial Information and Exhibits" below. Such item is being filed in connection with the offering by Corning Incorporated of $500,000,000 aggregate principal amount of its Medium-Term Notes due from 9 months to 30 years from Date of Issue.

Item 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.


Exhibits:

The Registrant's press release of October 17, 1995.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                                       CORNING INCORPORATED
                                                       Registrant



Date:  October 17, 1995                      By   /s/   M. ANN GOSNELL
                                                        M.Ann Gosnell
                                                        Assistant Secretary

                                                        Kathryn C.Littleton
                                                        (607) 974-8206

IMMEDIATE RELEASE
     October 17, 1995

       Corning Incorporated Reports Second Quarter Results



     CORNING, N.Y., October 17 - Corning Incorporated (NYSE:GLW) said today that  net income for its third quarter ended Oct. 8 totaled

$83.5 million, or $0.37 per share.  This includes a $62 million pre-

tax charge to operating earnings announced on Oct. 5.

   In 1994, third quarter net income was $76.9 million, or $0.36 per share.  This included $23.4 million, or $0.11 per share, of equity earnings from Dow Corning Corporation and a restructuring charge of

$55.4 million, or $0.26 per share.  Adjusting for these two items,

1994 third quarter earnings were $108.9 million, or $0.51 per share.

     Sales increased 9 percent to $1.6 billion from 1994's third quarter sales of $1.4 billion, driven by volume growth in the Communications segment and Pharmaceutical Services business.  Approximately one-third of the sales increase resulted from acquisitions completed in 1994.

     Equity earnings, excluding Dow Corning Corporation, increased slightly from 1994's third quarter.  Gains from the optical fiber equity companies were offset by weak results at a few of the smaller equity companies.  Corning discontinued recognition of equity earnings from Dow Corning Corporation in the second quarter of 1995.

                             -more-

     Board Chairman James R. Houghton said, "We are disappointed in the quarter's overall results which reflect weakness in the clinical laboratory and consumer products businesses.  However, we are responding aggressively to the adverse developments in both  of these industries and are in the process of  fixing our administrative systems in the clinical laboratory business.

   "In the balance of our businesses, growth this year is exceeding expectations in spite of a sluggish economy, and we are on course with our planned investments for the future.  We are also realizing the benefits of reengineering efforts begun in 1994 to achieve cost reduction and growth," added Houghton.  "The company's portfolio of businesses is as strong and diverse as it has ever been and I remain optimistic about our growth potential".

     The company said earlier that it will increase the expansion of its optical fiber manufacturing facility in Wilmington, N.C., by

$100 million for a total investment of $250 million.  Also slated for a major expansion is the Corning Asahi Video Products Company television glass plant in State College, Pa., where demand for large-size panels is growing at a steady pace.

     Corning Incorporated is a Fortune 500 company whose businesses are at the leading edge of the technologies that comprise three of the fastest growing segments of the global economy -- Communications,

Environment and Life Sciences.  Its sales totaled $4.8 billion.





                              -30-

Investor Relations Contact:               Richard B. Klein (607) 974-8313
                                          Katherine M. Dietz (607) 974-8217

Corning Incorporated and Subsidiary Companies

Consolidated Statements of Income
(In millions, except per-share amounts)

                                      Forty Weeks Ended                     Sixteen Weeks Ended
                            October 8, 1995   October 9, 1994          October 8,1995   October 9, 1994
                                       (Unaudited)                              (Unaudited)
Revenues
 Net sales                   $3,982.7           $3,497.0                $1,568.8        $1,442.4
 Royalty, interest and
   dividend income               24.7               21.5                     9.1            10.3
                              --------          ---------               ----------      ---------
                              4,007.4            3,518.5                 1,577.9         1,452.7

Deductions
 Cost of sales                2,518.6            2,236.1                   988.5           917.9
 Selling, general and
   administrative expenses      822.0              633.2                   357.2           245.2
 Research and development
   expenses                     133.5              132.8                    53.7            53.5
 Provision for restructuring
   and other special charges     67.0               82.3                                    82.3
 Interest expense                90.4               85.6                    35.8            33.9
 Other, net                      31.6               36.3                     8.3            27.5
                                ------           ---------                ---------       ---------

Income before taxes on income   344.3              312.2                   134.4            92.4
Taxes on income                 115.4              117.1                    42.2            34.1
                                ------             ------                  -------          -------
Income before minority interest
 and equity earnings            228.9              195.1                    92.2            58.3
Minority interest in earnings
 of subsidiaries                (53.4)             (39.0)                  (23.8)          (21.1)
Dividends on convertible
 preferred securities of
 subsidiary                     (10.5)              (2.7)                   (4.2)           (2.7)
Equity in earnings (losses)
 of associated companies:
 Excluding Dow Corning
 Corporation                      48.7              34.6                    19.3            19.0
 Dow Corning Corporation        (348.0)             58.3                                    23.4
                                -------            -------                 -------         --------
Net Income (Loss)            $  (134.3)          $ 246.3                 $  83.5           $ 76.9
                                =======           =========                 ======          ======
Earnings Per Common Share:
Net Income (Loss)               $(0.60)             $1.18                  $0.37            $0.36
                                ========           ========                 ======          ======

Weighted Average Shares
 Outstanding                     226.5              207.9                   227.2           213.4
                                =======             ======                  ======          ======

The accompanying  notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Condensed Consolidated Balance Sheets
(In millions)

                                      June 18, 1995     Jan. 1, 1995
                                       (Unaudited)

        Assets

Current Assets
  Cash and short-term investments      $    109.0      $   161.3
  Receivables, net                          968.3          947.1
  Inventories                               501.4          416.7
  Deferred taxes on income and
     other current assets                   238.9          201.2
                                          ---------      --------
      Total current assets                1,817.6        1,726.3

Investments
  Other than Dow Corning Corporation        408.0          352.0
  Dow Corning Corporation                                  341.8
Plant and Equipment,  Net                 1,964.4        1,890.6
Goodwill and Other Intangible
  Assets, Net                             1,428.2        1,408.0
Other Assets                                301.3          304.0
                                           -------       --------
                                         $5,919.5       $6,022.7
                                         =========      =========
Liabilities and Stockholders' Equity

Current Liabilities
  Loans payable                          $  122.6        $   67.6
  Accounts payable                          160.9           258.3
  Other accrued liabilities                 751.6           748.3
                                           -------         ------
  Total current liabilities               1,035.1         1,074.2

Other Liabilities                           666.6           643.6
Loans Payable Beyond One Year             1,472.6         1,405.6
Minority Interest in Subsidiary Companies   275.4           247.0
Convertible Preferred Securities
 of Subsidiary                              364.7           364.4
Convertible Preferred Stock                  23.8            24.9
Common Stockholders' Equity               2,081.3         2,263.0
                                          --------        ---------
                                       $  5,919.5      $  6,022.7
                                        ==========      ===========

The accompanying notes are an integral part of these statements.

Corning Incorporated and Subsidiary Companies
Notes to Consolidated Financial Statements
Quarter 3, 1995

(1) Earnings per common share are computed by dividing net income less dividends on Series B convertible preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding for the third quarter were 227.2 million and 213.4 million for 1995 and 1994, respectively, and for the third quarter year-to-date were 226.5 million and 207.9 million for 1995 and 1994, respectively. Preferred dividends of $0.5 million and $1.5 million were declared in the third quarter and third quarter year-to-date, respectively, in both 1995 and 1994.

(2) Depreciation and amortization charged to operations for the forty weeks ended October 8, 1995, and October 9,1994, totaled $279.1 million and $252.1 million, respectively.

(3) On May 15, 1995, Dow Corning Corporation, a 50-percent owned equity company, voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. As a result of this action, Corning recorded an after-tax charge of $365.5 million, or $1.62 per share, in the second quarter to fully reserve its investment in Dow Corning. In addition, Corning discontinued recognition of equity earnings from Dow Corning beginning in the second quarter of1995. Corning recognized equity earnings from Dow Corning totaling $23.4 million, or $0.11 per share, and $58.3 million, or $0.28 per share, in the third quarter and third quarter year-to-date 1994, respectively,and $17.5 million, or $0.08 per share, in the first quarter of 1995.

(4) Corning's effective tax rate, excluding the impact of special charges, was 31.4 percent and 34.5 percent for the third quarter and third quarter year-to-date 1995, respectively, and 35 percent and 36.5 percent for the same periods in 1994. The change in the effective tax rate was primarily due to an increase in the percentages of Corning's earnings from consolidated entities with lower effective tax rates.

(5) In the third quarter year-to-date 1995, Corning recognized a restructuring charge totaling $67 million (40.5 million after-tax), or $0.18 per share.

(6) In the third quarter 1994, Corning recorded a charge of $82.3 million (55.4 million after tax), or $0.26 per share, which included integration costs, transaction expenses and certain other reserves, primarily related to the acquisitions of Nichols Institute, Maryland Medical Laboratory and Bioran Medical Laboratory.

                                # # # #
                                 -30-